                        DEVELOPMENT AND SUPPLY AGREEMENT

                                     between

                                AFFYMETRIX, INC.

                                       and

                            GENETICS INSTITUTE, INC.

                        CONFIDENTIAL TREATMENT REQUESTED

                                TABLE OF CONTENTS


                                                                      Page
                                                                      ----

INTRODUCTION  . . . . . . . . . . . . . . . . . . . . . . . . . . .     1

ARTICLE I.  DEFINITIONS

            1.1    Additional Gene Sequences  . . . . . . . . . . .     2
            1.2    Affiliate. . . . . . . . . . . . . . . . . . . .     2
            1.3    Chip Patent Rights . . . . . . . . . . . . . . .     2
            1.4    Confidential Information . . . . . . . . . . . .     3
            1.5    Copyrights . . . . . . . . . . . . . . . . . . .     3
            1.6    Contract Year. . . . . . . . . . . . . . . . . .     3
            1.7    [     *     ]  . . . . . . . . . . . . . . . . .     3
            1.8    [     *     ]  . . . . . . . . . . . . . . . . .     3
            1.9    DNA Chips. . . . . . . . . . . . . . . . . . . .     4
            1.10   Distributor. . . . . . . . . . . . . . . . . . .     4
            1.11   DNA Chip Products. . . . . . . . . . . . . . . .     4
            1.12   DNA Chip Technology. . . . . . . . . . . . . . .     4
            1.13   Exclusivity Period . . . . . . . . . . . . . . .     4
            1.14   Full-Time Equivalent . . . . . . . . . . . . . .     4
            1.15   Fully-Loaded Manufacturing Cost. . . . . . . . .     5
            1.16   Gene Expression Screening. . . . . . . . . . . .     5
            1.17   Gene Fields. . . . . . . . . . . . . . . . . . .     6
            1.18   Gene Patent Rights . . . . . . . . . . . . . . .     6
            1.19   GI Novel Gene Discovery Field. . . . . . . . . .     6
            1.20   GI Technology. . . . . . . . . . . . . . . . . .     6
            1.21   Joint Technology . . . . . . . . . . . . . . . .     6
            1.22   Know-How . . . . . . . . . . . . . . . . . . . .     6
            1.23   Milestone. . . . . . . . . . . . . . . . . . . .     6
            1.24   MTX Technology . . . . . . . . . . . . . . . . .     7
            1.25   Net Sales. . . . . . . . . . . . . . . . . . . .     7
            1.26   Novel Compounds. . . . . . . . . . . . . . . . .     9
            1.27   Novel Gene List. . . . . . . . . . . . . . . . .     9
            1.28   Novel Human Therapeutic Compounds. . . . . . . .     9
            1.29   Other DNA Chip Products. . . . . . . . . . . . .     10
            1.30   Party. . . . . . . . . . . . . . . . . . . . . .     10
            1.31   Patent Rights. . . . . . . . . . . . . . . . . .     10
            1.32   Performance Bonus. . . . . . . . . . . . . . . .     11
            1.33   Probes . . . . . . . . . . . . . . . . . . . . .     11
            1.34   Products . . . . . . . . . . . . . . . . . . . .     11
            1.35   Projects . . . . . . . . . . . . . . . . . . . .     11
            1.36   Project Director . . . . . . . . . . . . . . . .     11
            1.37   Research Management Committee. . . . . . . . . .     11
            1.38   Sublicensee. . . . . . . . . . . . . . . . . . .     11
            1.39   [     *     ]. . . . . . . . . . . . . . . . . .     12
            1.40   [     *     ]. . . . . . . . . . . . . . . . . .     12
            1.41   Valid Claim. . . . . . . . . . . . . . . . . . .     12
            1.42   Workplan . . . . . . . . . . . . . . . . . . . .     12


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                        CONFIDENTIAL TREATMENT REQUESTED

ARTICLE II.  THE PROJECT

            2.1    Purpose. . . . . . . . . . . . . . . . . . . . .     12
            2.2    Gene Fields. . . . . . . . . . . . . . . . . . .     13
            2.3    Term . . . . . . . . . . . . . . . . . . . . . .     16
            2.4    Staffing . . . . . . . . . . . . . . . . . . . .     17
            2.5    Research Management Committee. . . . . . . . . .     17
            2.6    Facilities . . . . . . . . . . . . . . . . . . .     18
            2.7    Inspection . . . . . . . . . . . . . . . . . . .     18
            2.8    Patent and Confidential Information Agreements .     18
            2.9    Reports. . . . . . . . . . . . . . . . . . . . .     18


ARTICLE III.  PROJECT FUNDING

            3.1    Development Efforts of MTX . . . . . . . . . . .     19
            3.2    Funding of Full-Time Equivalents . . . . . . . .     19
            3.3    Capital Funding for Equipment. . . . . . . . . .     20
            3.4    Other Expenditures . . . . . . . . . . . . . . .     21
            3.5    Performance Bonuses. . . . . . . . . . . . . . .     21
            3.6    Records. . . . . . . . . . . . . . . . . . . . .     22


ARTICLE IV.  OWNERSHIP AND USE OF TECHNOLOGY

            4.1    Ownership of Developments. . . . . . . . . . . .     22
            4.2    Licenses . . . . . . . . . . . . . . . . . . . .     23
            4.3    Rights of MTX to Joint Technology outside the
                     Project. . . . . . . . . . . . . . . . . . . .     24
            4.4    Rights of GI to Joint Technology outside the
                     Project. . . . . . . . . . . . . . . . . . . .     25


ARTICLE V.  EXCLUSIVITY

            5.1    General Rights . . . . . . . . . . . . . . . . .     25
            5.2    Use of Proprietary Gene Sequences. . . . . . . .     25
            5.3    Use of Probes. . . . . . . . . . . . . . . . . .     26
            5.4    GI Exclusivity on Collaborations Involving
                     the [     *     ] . . . . . . . . . . .. . . .     26
            5.5    GI Exclusivity on Collaboration Involving the
                     [     *     ]  . . . . . . . . . . . . . . . .     27
            5.6    GI Exclusivity on collaborations Involving the
                     GI Novel Gene Discovery Field. . . . . . . . .     27
            5.7    Limitations on Product Sales Involving the
                     Gene Fields. . . . . . . . . . . . . . . . . .     29
            5.8    Project Refund and Payment Adjustment. . . . . .     29
            5.9    Bilateral Communication. . . . . . . . . . . . .     29


                                      ii

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ARTICLE VI.  BENCHMARKS AND ROYALTIES

            6.1    Royalties to GI. . . . . . . . . . . . . . . . .     30
            6.2    Benchmarks to MTX for Novel Human Therapeutic
                     Compounds. . . . . . . . . . . . . . . . . . .     32
            6.3    Royalties to MTX for Novel Human Therapeutic
                     Compounds. . . . . . . . . . . . . . . . . . .     33
            6.4    Reports and Payment. . . . . . . . . . . . . . .     37
            6.5    Foreign Royalties. . . . . . . . . . . . . . . .     38
            6.6    Taxes. . . . . . . . . . . . . . . . . . . . . .     38
            6.7    Records. . . . . . . . . . . . . . . . . . . . .     39


ARTICLE VII.  SUPPLY

            7.1    Supply of DNA Chip Products. . . . . . . . . . .     39
            7.2    Supply Price for DNA Chip Products . . . . . . .     40
            7.3    Forecasts and Adequate Supply of DNA Chip
                     Products . . . . . . . . . . . . . . . . . . .     40
            7.4    Supply of Other DNA Chip Products. . . . . . . .     41
            7.5    Records. . . . . . . . . . . . . . . . . . . . .     41


ARTICLE VIII.  PATENT PROSECUTION AND INFRINGEMENT RIGHTS

            8.1    Responsibility for Patenting of Technology . . .     42
            8.2    Infringement . . . . . . . . . . . . . . . . . .     43
            8.3    Claimed Infringement . . . . . . . . . . . . . .     47


ARTICLE IX.  CONFIDENTIAL INFORMATION

            9.1    Treatment of Confidential Information. . . . . .     48
            9.2    Release from Restrictions. . . . . . . . . . . .     48
            9.3    Publications . . . . . . . . . . . . . . . . . .     49


ARTICLE X.  TERMINATION

            10.1   Term . . . . . . . . . . . . . . . . . . . . . .     50
            10.2   Termination Due to Lack of Feasibility . . . . .     50
            10.3   Termination Due to Lack of Progress. . . . . . .     52
            10.4   Termination Due to an Impasse. . . . . . . . . .     52
            10.5   Termination of Agreement for Breach. . . . . . .     54
            10.6   Survival of Obligations; Return of Confidential
                     Information. . . . . . . . . . . . . . . . . .     54


ARTICLE XI.  INDEMNIFICATION AND LIABILITY LIMITATIONS

            11.1   Product Liability Indemnification. . . . . . . .     55


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                        CONFIDENTIAL TREATMENT REQUESTED

            11.2   Liability. . . . . . . . . . . . . . . . . . . .     57


ARTICLE XII.  EXPORT

            12.1   Acknowledgement. . . . . . . . . . . . . . . . .     58
            12.2   Written Assurance. . . . . . . . . . . . . . . .     58


ARTICLE XIII.  MISCELLANEOUS

            13.1   Representations and Warranties of MTX  . . . . .     59
            13.2   Publicity. . . . . . . . . . . . . . . . . . . .     60
            13.3   Assignment . . . . . . . . . . . . . . . . . . .     60
            13.4   Governing Law. . . . . . . . . . . . . . . . . .     60
            13.5   Force Majeure. . . . . . . . . . . . . . . . . .     60
            13.6   Waiver . . . . . . . . . . . . . . . . . . . . .     61
            13.7   Notices. . . . . . . . . . . . . . . . . . . . .     61
            13.8   No Agency. . . . . . . . . . . . . . . . . . . .     62
            13.9   Entire Agreement . . . . . . . . . . . . . . . .     62
            13.10  Headings . . . . . . . . . . . . . . . . . . . .     62
            13.11  Severability . . . . . . . . . . . . . . . . . .     63
            13.12  Successors and Assigns . . . . . . . . . . . . .     63
            13.13  Third Parties. . . . . . . . . . . . . . . . . .     63
            13.14  Counterparts . . . . . . . . . . . . . . . . . .     63


SCHEDULES

            Schedule A - Workplan, Milestones and Performance Bonuses
            Schedule B - [     *     ]
            Schedule C - Contract Year l Budget

                        DEVELOPMENT AND SUPPLY AGREEMENT

    AGREEMENT effective as of November 15, 1994 between AFFYMETRIX, INC., a California corporation having its principal place of business at 3380 Central Expressway, Santa Clara, California 95051 (hereinafter referred to as "MTX") and GENETICS INSTITUTE, INC., a Delaware corporation, having its principal place of business at 87 CambridgePark Drive, Cambridge, Massachusetts 02140 (hereinafter referred to as "GI").

                                  INTRODUCTION

         1. MTX has research and development facilities and experienced scientists, engineers, technical associates and assistants and other personnel and has rights to and has developed certain DNA chip based technology.

         2. GI has research and development facilities and experienced scientists, clinicians, engineers, technical associates and assistants and other personnel which enable it to conduct research and development activities in the area of biotechnology and the application thereof to the development, production and manufacture, registration and marketing of biotechnology based pharmaceutical products.

         3. MTX and GI desire to enter into a collaboration for the purpose of developing DNA chip based products that will assist GI in the discovery of novel human therapeutic compounds and novel uses of human therapeutic compounds.

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

         4. MTX and GI are willing, for the consideration and on the terms set forth herein, to enter into such a collaboration.

         In consideration of the mutual covenants and promises contained in this Agreement and other good and valuable consideration, MTX and GI agree as follows:

                             ARTICLE I.  DEFINITIONS

         As used in this Agreement, the following terms, whether used in the singular or plural, shall have the following meanings:

         1.1. "ADDITIONAL GENE SEQUENCES" is defined in Section 2.2 of this Agreement.

         1.2. "AFFILIATE" means any corporation, company, partnership, joint venture and/or firm which controls, is controlled by or is under common control with a Party. For purposes of this Section 1.2, "control" shall mean direct or indirect ownership of at least 50% of the equity of an entity.

         1.3. "CHIP PATENT RIGHTS" means any and all patents and patent applications of a Party (whether solely or jointly owned) which specifically relate to the design, engineering, manufacture or use of DNA Chips and are reasonably useful or necessary or required to develop, use, manufacture, distribute and/or sell DNA Chips. The Parties acknowledge that it is not anticipated that GI will develop any Chip Patent Rights. Notwithstanding the foregoing, for purposes of clarification, but without limitation, the Parties further acknowledge that any and all chip assays and Probes developed by the Parties in or for use in the Project shall not constitute Chip Patent Rights.


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                        CONFIDENTIAL TREATMENT REQUESTED


         1.4. "CONFIDENTIAL INFORMATION" means (a) all proprietary information and materials, patentable or otherwise, of a Party which is disclosed by or on behalf of such Party to the other Party, including, but not limited to, DNA sequences, vectors, cells, substances, formulations, techniques, methodology, equipment, data, reports, know-how, preclinical and clinical trials and the results thereof, sources of supply, patent positioning and business plans, including any negative developments, which do not fall within any of the exceptions set forth in Sections 9.2(a), (b) and (c) of this Agreement and (b) any other information designated by the disclosing Party to the other Party as confidential or proprietary, whether or not related to the Project, which does not fall within any of the exceptions set forth in Sections 9.2(a), (b) or (c) of this Agreement.

         1.5. "COPYRIGHTS" means all copyrights of a Party (whether solely or jointly owned) which (a) relate to technology used or developed in the Project and (b) are reasonably useful or necessary or are required to develop, use, manufacture, distribute and/or sell DNA Chip Products.

         1.6. "CONTRACT YEAR" means any year commencing on November 15 and ending on November 14.

         [     *     ]


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         1.9.  "DNA CHIPS" means any and all DNA chips developed in the
Project, the use, making or selling of which (a) is covered by a Valid Claim of any of the Patent Rights, (b) is covered by any of the Copyrights and/or (c) embodies any Know-How.

         1.10. "DISTRIBUTOR" means a third party which is not an Affiliate or Sublicensee of a Party and which is a distributor, wholesaler or other entity purchasing Products from a Party or an Affiliate or Sublicensee for resale.

         1.11. "DNA CHIP PRODUCTS" means DNA Chips, hybridization platforms developed in the Project, DNA chip readers developed in the Project, software developed in the Project and/or any and all other products developed in the Project, the use, making or selling of which (a) is covered by a Valid Claim of any of the Patent Rights, (b) is covered by any of the Copyrights and/or
(c) embodies any Know-How.

         1.12. "DNA CHIP TECHNOLOGY" means the Copyrights, Know-How and/or Patent Rights.

         1.13. "EXCLUSIVITY PERIOD" means the period commencing on the date of this Agreement and ending on the fifth anniversary of the date of this Agreement.

         1.14. "FULL-TIME EQUIVALENT" means the equivalent of a full-time technical employee's work time over a 12-month period (including normal vacations and holidays); the portion of a Full-Time Equivalent year devoted by a technical employee to the Project shall be determined by dividing the number of days during any 12-month period devoted by such employee to the Project by the total number of working days during the 12-month period. As used in this Section 1.14, a "technical employee" shall include any scientist, engineer, technical associate or assistant and/or other personnel (whether an employee or consultant) assigned to the Project.

         1.15. "FULLY-LOADED MANUFACTURING COST" means (a) costs directly attributable to manufacturing, quality assurance and quality control related to a unit of product (i.e., those costs which vary with production), including, but not limited to, direct labor and benefit expenses for manufacturing, and consumable bulk and other production materials, as determined in accordance with United States generally accepted cost accounting practices, plus (b) fixed manufacturing overhead costs allocable to the product based on the actual utilization of the manufacturing facility, including but not limited to, direct benefit and labor expenses for technical services and support services, depreciation, maintenance and repairs and insurance costs associated with such utilization of the manufacturing facility, as determined in accordance with United States generally accepted cost accounting practices, and less (c) costs otherwise paid for by GI pursuant to Sections 3.2 and 3.3 of this Agreement.

         1.16. "GENE EXPRESSION SCREENING" means the use of DNA chip based technology as a research tool to measure the presence and/or levels of nucleic acid sequences for the purpose of discovering novel human therapeutic compounds and novel uses of human therapeutic compounds which, in each case, are encoded by or regulated by the genes (or their interspecies homologues) probed


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                        CONFIDENTIAL TREATMENT REQUESTED

for on the DNA chip or are gene products identified by the elimination of proteins encoded by the nucleic acid sequences on the DNA chip.

         1.17.  "GENE FIELDS" means the [     *     ]

         1.18. "GENE PATENT RIGHTS" means all patents and patent applications of a Party (whether solely or jointly owned) which relate to Novel Compounds or the genes related thereto and are reasonably useful or necessary or are required to develop, use, manufacture, distribute and/or sell Novel Compounds. The Parties acknowledge that it is not anticipated that MTX will develop any Gene Patent Rights.

         1.19. "GI NOVEL GENE DISCOVERY FIELD" is defined in Section 2.2 of this Agreement.

         1.20.  "GI TECHNOLOGY" is defined in Section 4.1 of this Agreement.

         1.21. "JOINT TECHNOLOGY" is defined in Section 4.1 of this Agreement.

         1.22. "KNOW-HOW" means all information, patentable or otherwise, of a Party (whether solely or jointly owned) which (a) is used or developed in the Project and (b) is reasonably useful or necessary or is required to develop, use, manufacture, distribute and/or sell DNA Chip Products.

         1.23. "MILESTONE" means any of the milestones set forth in SCHEDULE A to this Agreement.


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                        CONFIDENTIAL TREATMENT REQUESTED

         1.24.  "MTX TECHNOLOGY" is defined in Section 4.1 of this Agreement.

         1.25.  "NET SALES" means the aggregate United States Dollar
equivalent of [     *     ] less (a) [     *     ]. Net Sales shall not
include [     *     ].  If a Party or an Affiliate or Sublicensee sells
Products to a Distributor, Net Sales shall be deemed to be [     *     ].  In
the event that a Party or any of its Affiliates or Sublicensees shall make any transfer of Products to third parties for other than monetary value in whole or in part, such transfer shall be considered a sale hereunder for accounting and royalty purposes.


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                        CONFIDENTIAL TREATMENT REQUESTED

Net Sales for any such transfers shall be determined on a country-by-country
basis and shall be [     *     ]. Notwithstanding the foregoing, no transfer
of Products for test or developmental purposes or as samples shall be considered a sale hereunder for accounting and royalty purposes unless such transfer is for monetary value. If Products are sold as part of a system,
package or combination product, Net Sales shall be [     *     ].  If such
Product is not sold separately, [     *     ].  Without limiting the
generality of the foregoing, [     *     ].


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                        CONFIDENTIAL TREATMENT REQUESTED

         1.26. "NOVEL COMPOUNDS" means proteins (or any peptides or domain deleted, modified (i.e., by chemical or enzymatic cleavage or otherwise), variant or mutant forms thereof) derived from novel genes discovered by GI or its designated Affiliates through the use of DNA Chip Products or proteins (or any peptides or domain deleted, modified (i.e., by chemical or enzymatic cleavage or otherwise), variant or mutant forms thereof) for which novel uses are discovered by GI or its designated Affiliates through the use of DNA Chip Products. For purposes of this definition, if a DNA Chip Product was useful to GI or its designated Affiliates in the discovery of the novel gene or novel use, the related protein (or peptide or domain deleted, modified (i.e., by chemical or enzymatic cleavage or otherwise), variant or mutant form thereof) shall be deemed to have been discovered through the use of DNA Chip
Products.  Novel Compounds shall not include [     *     ] for which novel
uses are discovered by GI or its designated Affiliates through the use of DNA Chip Products.

         1.27.  "NOVEL GENE LIST" is defined in Section 2.2 of this Agreement.

         1.28. "NOVEL HUMAN THERAPEUTIC COMPOUNDS" means human therapeutic proteins (or any peptides or domain deleted, modified (i.e., by chemical or enzymatic cleavage or otherwise), variant or mutant forms thereof) derived from novel genes discovered by GI or its designated Affiliates through the use of DNA Chip Products or proteins (or any peptides or domain deleted, modified (i.e., by


                                       9

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                        CONFIDENTIAL TREATMENT REQUESTED

chemical or enzymatic cleavage or otherwise), variant or mutant forms thereof) for which novel human therapeutic uses are discovered by GI or its designated Affiliates through the use of DNA Chip Products. For purposes of this definition, if a DNA Chip Product was useful to GI or its designated Affiliates in the discovery of the novel gene or novel use, the related protein (or peptide or domain deleted, modified (i.e., by chemical or enzymatic cleavage or otherwise), variant or mutant form thereof) shall be deemed to have been discovered through the use of DNA Chip Products. Novel
Human Therapeutic Compounds shall not include [     *     ] for which novel
human therapeutic uses are discovered by GI or its designated Affiliates through the use of DNA Chip Products.

         1.29. "OTHER DNA CHIP PRODUCTS" means DNA chips developed outside the Project, hybridization platforms developed outside the Project, DNA chip readers developed outside the Project, software developed outside the Project and/or any and all other products developed outside the Project, the use, making or selling of which (a) is covered by a Valid Claim of any of the Patent Rights, (b) is covered by any of the Copyrights and/or (c) embodies any Know-How.

         1.30.  "PARTY" means MTX or GI; "PARTIES" means MTX and GI.

         1.31. "PATENT RIGHTS" means all patents and patent applications of a Party (whether solely or jointly owned) which (a) relate to technology used or developed in the Project and (b) are reasonably useful or necessary or are required to develop, use, manufacture, distribute and/or sell DNA Chip Products.

         1.32. "PERFORMANCE BONUS" means any of the performance bonuses set forth in SCHEDULE A to this Agreement.

         1.33.  "PROBES" means the oligos selected for use in the DNA Chips.

         1.34. "PRODUCTS" means either (a) DNA Chip Products, (b) Novel Human Therapeutic Compounds or (c) Other DNA Chip Products.

         1.35. "PROJECT" means the research and development program jointly conceived, planned, organized, controlled and performed by MTX and GI pursuant to the Workplan and this Agreement.

         1.36. "PROJECT DIRECTOR" means either of the senior scientists for the Project designated from time to time by MTX or GI.

         1.37. "RESEARCH MANAGEMENT COMMITTEE" means the committee consisting of two members from each of MTX and GI, as designated by MTX and GI from time to time, which committee shall be responsible for planning and overseeing the Project.

         1.38. "SUBLICENSEE" means, with respect to MTX, a third party which is not an Affiliate of MTX and to whom MTX has granted a license or sublicense to develop, use, manufacture, distribute and/or sell DNA Chip Products and/or Other DNA Chip Products and, with respect to GI, a third party which is not an Affiliate of GI and to whom GI has granted a license or sublicense to develop, use, manufacture, distribute and/or sell Novel Human Therapeutic Compounds discovered by GI or its designated Affiliates. A third


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                        CONFIDENTIAL TREATMENT REQUESTED

party which is not an Affiliate of GI and which purchases Novel Human Therapeutic Compounds in bulk form from GI shall be deemed to be a Sublicensee of GI and not a Distributor of GI.

               [     *     ]

         1.41. "VALID CLAIM" means a claim of an unexpired patent which shall not have been withdrawn, canceled or disclaimed, nor held invalid or unenforceable by a court of competent jurisdiction in an unappealed or unappealable decision, or the claim of a patent application which has not been on file for more than five years.

         1.42. "WORKPLAN" means the workplan set forth in SCHEDULE A to this Agreement.

                            ARTICLE II.  THE PROJECT

         2.1. PURPOSE. The purpose of the Project shall be to collaborate on the further development and application of MTX's existing DNA Chip Technology to Gene Expression Screening in the Gene Fields. With respect to each Gene Field, MTX and GI shall develop one or more DNA Chips and related DNA Chip Technology. Each of the Parties agrees to undertake the Project on a best efforts basis with the objective of completing the Milestones in accordance with the Workplan and by the third anniversary of the date

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

                        CONFIDENTIAL TREATMENT REQUESTED

of this Agreement.  The
Parties acknowledge that it may be necessary to make changes to the Milestones and the Workplan during the course of the Project. All material changes to the Milestones and the Workplan shall require the written consent of both Parties.

         2.2.  GENE FIELDS.

         (a)  During the initial term of the Project, GI shall furnish MTX
with a list (the "[     *     ] List") of up to [     *     ] full-length
and/or partial gene sequences representing [     *     ] genes and genes
[     *     ].  In the case of partial gene sequences, GI shall reasonably believe that such gene sequences uniquely define specific genes. As part of the Project, the Parties shall identify and select Probes directed to these gene sequences for inclusion in one or more DNA Chips. With respect to each such gene sequence, until such time as the Parties commence the identification and selection of the Probes for such gene sequence, GI shall have the right to substitute a full-length and/or partial gene sequence
representing a [     *     ]gene or gene [     *     ] for such gene
sequence, provided that the number of gene sequences on the [     *     ]
never exceeds [     *     ].  Thereafter, GI shall have the right to make
substitutions only with the consent of the Research Management Committee and
only so long as the number of gene sequences on the [     *     ] List never
exceeds [     *     ].  The gene sequences appearing on the [     *     ]
List are referred to in this Agreement as the "[     *     ] Field."
Notwithstanding the foregoing, in the event that, prior to the completion of
the DNA Chips for the [     *     ]

                        CONFIDENTIAL TREATMENT REQUESTED


Field, MTX is in the process of
negotiating a collaboration with a third party other than GI which could
involve the [     *     ]


Field, MTX, at its option, may notify GI in writing and GI shall finalize the
[     *     ] List within forty-five (45) days of such notification.

         (b)  During the initial term of the Project, GI shall furnish MTX
with a list (the "[     *     ] List") of approximately [     *     ]
full-length and/or partial gene sequences representing genes in the
[     *     ].  In the case of partial gene sequences, GI shall reasonably believe that such gene sequences uniquely define specific genes. As part of the Project, the Parties shall identify and select Probes directed to these gene sequences for inclusion in one or more DNA Chips. Further, as part of
the Project, the Parties shall identify and select [     *     ] representing
[     *     ] within the [     *     ] for inclusion in one or more DNA
Chips.  The Research Management Committee shall determine the appropriate
number of [     *     ] taking into account the desires of GI, the technical
feasibility of including the number desired by GI and the funding constraints
on the Parties. With respect to each gene sequence on the [     *     ] List,
until such time as the Parties commence the identification and selection of the Probes for such gene sequence, GI shall have the right to substitute a full-length and/or partial gene sequence representing a gene in the
[     *     ] for such gene sequence.  Thereafter, GI shall have the right to make substitutions only with the consent of the Research Management Committee. To the extent that GI discovers full-length and/or

                        CONFIDENTIAL TREATMENT REQUESTED


partial gene
sequences representing genes in the [     *     ] subsequent to the
commencement of the identification and selection of the Probes for the DNA
Chips for the [     *     ], GI shall have the right to identify and have
such full-length and/or partial gene sequences included in the [     *     ]
List. MTX shall have no obligation, however, to develop DNA Chips relating to these subsequently identified gene sequences.

         (c)  During the initial term of the Project, GI shall furnish MTX
with a list (the "Novel Gene List") of up to [     *     ] full-length and/or
partial gene sequences representing genes identified as part of GI's factor discovery program. In the case of partial gene sequences, GI shall reasonably believe that such gene sequences uniquely define specific genes. As part of the Project, the Parties shall identify and select Probes directed to these gene sequences for inclusion in one or more DNA Chips. With respect to each such gene sequence, until such time as the Parties commence the identification and selection of the Probes for such gene sequence, GI shall have the right to substitute a full-length and/or partial gene sequence representing a gene identified as part of GI's factor discovery program for such gene sequence, provided that the number of gene sequences on the Novel
Gene List never exceeds [     *     ].  Thereafter, GI shall have the right
to make substitutions only with the consent of the Research Management Committee and only so long as the number of gene sequences on the Novel Gene
List never exceeds [     *     ].  The gene sequences appearing on the Novel
Gene List are referred to in this

Agreement as the "GI Novel Gene Discovery Field." Notwithstanding the foregoing, in the event that, prior to the completion of the DNA Chips for the GI Novel Gene Discovery Field, MTX is in the process of negotiating a collaboration with a third party other than GI which could involve the GI Novel Gene Discovery Field, MTX, at its option, may notify GI in writing and GI shall finalize the Novel Gene List within forty-five (45) days of such notification.

         (d) During the term of the Project and as part of the Project, GI shall have the right to propose the production of DNA Chips for gene sequences in addition to those included in the Gene Fields subject to the technical feasibility of producing such DNA Chips and the negotiation of
mutually acceptable terms.   The additional gene sequences included in any
such DNA Chips shall be referred to in this Agreement as the "Additional Gene Sequences."

         (e) During the term of the Project, MTX and GI may agree on other gene fields to be pursued as part of the Project. Any such expansion of the Project shall include terms mutually acceptable to MTX and GI. MTX agrees to consider in good faith any proposals relating to other gene fields made by GI.

         2.3. TERM. The Project will be for an initial term of up to three years and may be extended by mutual agreement of MTX and GI. In the event that the Milestones are achieved prior to the expiration of three years, MTX and GI will determine at such time whether continued meaningful research and development can be conducted for the remainder of the three years. If MTX and GI determine that continued meaningful research and development can be conducted, they shall use best efforts to agree on additional milestones for the remainder of the three years. The initial term of the Project shall expire on the earlier of (a) the third anniversary of the date of this Agreement or (b) the achievement of the Milestones.

         2.4. STAFFING. Each Party shall, as soon as practicable, assemble a team of scientists, engineers, technical associates and/or assistants and shall designate a Project Director to conduct the activities allocated to such Party under the Workplan.

         2.5. RESEARCH MANAGEMENT COMMITTEE. The Project will be managed by a Research Management Committee which committee shall be responsible for planning and overseeing the Project. The Research Management Committee shall be composed of two representatives from each of MTX and GI. The Research Management Committee shall be responsible for refining the Workplan, allocating efforts between MTX and GI, and establishing and approving annual budgets for the Workplan (within the limits of Article III of this Agreement) for the second and third Contract Years. The annual budget for the first Contract Year is set forth in SCHEDULE C to this Agreement. The Research Management Committee shall meet a minimum of twice per Contract Year during the term of the Project. The site of such meetings shall alternate between the offices of MTX and GI (or any other site mutually agreed upon by the Parties). With respect to all matters to be decided by the Research Management Committee, the decision of a majority of all of the members of the Research Management Committee shall be determinative. All meetings of the Research Management Committee shall be summarized in writing and sent to both Parties.

         2.6. FACILITIES. The Project shall be conducted at and/or coordinated from the facilities of each Party under the supervision and direction of its Project Director. Each Party shall be responsible for the administrative management and fiscal control of the activities for the Project conducted from its facilities.

         2.7. INSPECTION. Each Party shall have the right to arrange for its employees and consultants involved in the Project to visit the other Party's facilities and to discuss the Workplan and its results in detail with the technical personnel of the other Party, provided that visits shall be on mutually convenient dates and during mutually convenient business hours and shall not unreasonably interrupt the operations of the other Party.

         2.8. PATENT AND CONFIDENTIAL INFORMATION AGREEMENTS. Each Party shall require each of its employees and consultants assigned to the Project to execute an agreement for the assignment of inventions and for the protection of Confidential Information in such reasonable form as may from time to time be used by such Party and approved by the other Party.

         2.9. REPORTS. MTX and GI shall each provide the Research Management Committee and the other Party with written progress reports summarizing the technical progress of the Project on a semi-annual basis within thirty (30) days after the end of each May 15 and November 15 until the expiration of the term of the Project. Each Party shall also provide the Research Management Committee and the other Party with additional oral progress reports as requested from time to time by the Research Management Committee or the other Party.

                          ARTICLE III.  PROJECT FUNDING

         3.1. DEVELOPMENT EFFORTS OF MTX. MTX and GI shall provide the technical support of the following numbers of Full-Time Equivalents during the initial three years of the Project:

                    Contract
                      Year                 MTX          GI
                    --------               ---          --
                       1              [     *     ][     *     ]
                       2              [     *     ][     *     ]
                       3              [     *     ][     *     ]

With respect to GI, the Parties acknowledge the fact that the technical
support of [     *     ] Full-time Equivalents may not be required of GI
during the first Contract Year.  GI shall provide such technical support as
is actually required up to [     *     ]Full-Time Equivalents.  The exact
commitment of MTX for the second and third Contract Years shall be determined by the Research Management Committee and included in the annual budgets for such years.

         3.2.  FUNDING OF FULL-TIME EQUIVALENTS.  GI shall fund the technical
support development efforts at MTX at a rate equal to [     *     ] per
Full-Time Equivalent per Contract Year as follows:

                    Contract                    Minimum             Maximum
                      Year                      Funding             Funding
                    --------                    -------             -------
                       1                     [     *     ]       [     *     ]
                       2                     [     *     ]       [     *     ]
                       3                     [     *     ]       [     *     ]

Such [     *     ] is intended to represent the fully loaded costs of MTX.
An advance of [     *     ] against payments due the first Contract Year and
an advance of [     *     ] against payments due the second Contract Year
shall be paid to MTX within ten (10) days of the execution of this Agreement.
 The balance due for the first Contract Year shall be paid to MTX in four equal quarterly installments on the first day of each contract quarter during such Contract Year and the balance due for the second Contract Year shall be paid to MTX in four equal quarterly installments on the first day of each contract quarter during such Contract Year. The funding for the third Contract Year shall be paid to MTX in four equal quarterly installments on the first day of each contract quarter during such Contract Year. MTX shall present GI with an invoice for all amounts due and GI shall make payments against such invoices. GI shall also fund the technical support development efforts at GI.

         3.3. CAPITAL FUNDING FOR EQUIPMENT. To the extent that such amounts are not covered in the payments made by GI to MTX pursuant to Section
3.2 of this Agreement, GI shall fund a mutually agreeable allocation of the investment in equipment as is used by MTX in fulfilling its development efforts during the initial three years of the Project. The Parties acknowledge that the estimated funding for the first Contract Year is zero. The estimated capital funding for each of the second and third Contract Years shall be determined by the Research Management Committee (taking into account the need to ensure adequate supply to GI) and included in the annual budgets for such years. Any increases in excess of the estimated capital funding for any Contract Year shall be approved by the Research Management Committee. Capital funding, whether part of the fully loaded costs set forth in Section 3.2 of this Agreement or the payments to be made pursuant to this Section 3.3, shall include capital expenditures for that portion of such purchased equipment as is used by MTX in the Project and that portion of the depreciation (based on a useful life of five years from the date of purchase of the equipment) on such existing equipment as is used by MTX in the Project. The funding for each Contract Year shall be based on actual utilization and shall be paid to MTX in four equal quarterly installments within fifteen (15) days of the last day of each contract quarter during such Contract Year. MTX shall present GI with an invoice for all amounts due and GI shall make payments against such invoices. Any investment in equipment required to be made by GI to fulfill its development responsibilities shall be included in the annual budgets and shall be funded by GI.

         3.4. OTHER EXPENDITURES. Any and all other costs required to be incurred by each of MTX and GI in excess of the amounts set forth in Sections
3.2 and 3.3 of this Agreement in order to fulfill its responsibilities under the Workplan and this Agreement, such as travel expenditures, shall be borne by the Party required to incur such costs.

         3.5. PERFORMANCE BONUSES. Within 30 days of the achievement of each Milestone (as satisfactorily evidenced to GI by MTX or by

GI itself), GI shall pay to MTX the Performance Bonus for such Milestone set forth in SCHEDULE A.

         3.6. RECORDS. MTX shall keep true and accurate records to substantiate the expenditure of all funds paid to MTX by GI pursuant to Sections 3.2 and 3.3 of this Agreement. Upon request from GI, MTX shall permit GI or its authorized representative to inspect such records in confidence in order to verify the expenditure of funds charged to GI.

                  ARTICLE IV.  OWNERSHIP AND USE OF TECHNOLOGY

         4.1. OWNERSHIP OF DEVELOPMENTS. MTX shall own all patent rights, copyrights and know-how developed solely by employees or consultants of MTX which do not incorporate Confidential Information belonging to GI even though use of GI's Confidential Information may have been incidental in such development (the "MTX Technology"). GI shall own all patent rights, copyrights and know-how developed solely by employees or consultants of GI which do not incorporate Confidential Information belonging to MTX even though use of MTX's Confidential Information may have been incidental in such development (the "GI Technology"). MTX and GI shall own jointly all patent rights, copyrights and know-how developed jointly by employees or consultants of MTX and GI (the "Joint Technology"). In the event that any solely developed technology of a Party includes Confidential Information of the other Party, the developing Party shall assign a one-half undivided interest in such technology to the other Party and such technology shall also constitute Joint Technology. In addition, in the event that GI solely develops a chip assay for use on a hybridization platform, GI shall assign a one-half undivided interest in such technology to MTX and such technology shall also constitute Joint Technology. Anything to the contrary notwithstanding, (a) MTX shall own all Chip Patent Rights used or developed in the Project and GI shall assign to MTX any interest GI may have in any Chip Patent Rights used or developed in the Project and any related know-how and (b) GI shall own all Gene Patent Rights arising out of or discovered through the use of the DNA Chip Products and MTX shall assign to GI any interest MTX may have in any Gene Patent Rights arising out of its involvement in the development of the DNA Chip Products or its involvement in the Project and any related know-how. MTX shall have the right at all times to use the MTX Technology and the Chip Patent Rights and GI shall have the right at all times to use the GI Technology and the Gene Patent Rights.

         4.2.  LICENSES.

         (a) During the term of the Project, MTX shall grant and does hereby grant to GI and its designated Affiliates a royalty-free, worldwide, non-exclusive license under its Patent Rights and Copyrights and to use its Know-How, in each case, for the sole and exclusive purpose of GI's fulfilling its responsibilities under the Workplan and this Agreement.

         (b) MTX shall grant and does hereby grant to GI and its designated Affiliates a royalty-free, worldwide, non-exclusive license under those Chip Patent Rights that are assigned to MTX by

GI and to use the related know-how that is assigned to MTX by GI, in each case, for the purpose of conducting discovery research, including discovery research carried out on behalf of a third party. Further, MTX shall and does hereby grant to GI and its designated Affiliates and Sublicensees a royalty-free, worldwide, non-exclusive license under those Chip Patent Rights that are assigned to MTX by GI and to use the related know-how that is assigned to MTX by GI for the purpose of conducting product development, process development and manufacturing. The foregoing licenses shall be perpetual and shall survive any termination of this Agreement. Except as expressly set forth in this Section 4.2, there are no implied licenses from MTX to GI.

         4.3. RIGHTS OF MTX TO JOINT TECHNOLOGY OUTSIDE THE PROJECT. Subject to the provisions set forth in Sections 5.2-5.7 of this Agreement, MTX and its Affiliates shall have the right at all times to use the Joint Technology that does not encompass Gene Patent Rights in any and all of its other projects, provided that any DNA chip based technology which is developed in such other projects and which is reasonably useful or necessary or is required to develop, use, manufacture, distribute and/or sell DNA Chip Products is made available to GI under the terms of this Agreement. Subject to the provisions set forth in Sections 5.2-5.7 of this Agreement and the royalty payment provisions set forth in Section 6.1 of this Agreement, MTX and its Affiliates shall have the right at all times to use the Joint Technology that does not encompass Gene Patent Rights in products sold to third parties other than GI.

         4.4. RIGHTS OF GI TO JOINT TECHNOLOGY OUTSIDE THE PROJECT. GI and its designated Affiliates shall have the right at all times to use the Joint Technology that does not encompass Chip Patent Rights (except for the limited right provided for in Section 4.2(b) of this Agreement) for discovery research, including discovery research carried out on behalf of a third party. Further, GI and its designated Affiliates and Sublicensees shall have the right at all times to use the Joint Technology that does not encompass Chip Patent Rights (except for the limited right provided for in Section 4.2(b) of this Agreement) for product development, process development and manufacturing purposes.

                             ARTICLE V.  EXCLUSIVITY

         5.1. GENERAL RIGHTS. Except as otherwise set forth in this Article V, MTX shall have the right to enter into collaborations with third parties other than GI (including, without limitation, Affiliates of MTX) and to sell products to third parties other than GI (including, without limitation, Affiliates of MTX).

         5.2. USE OF PROPRIETARY GENE SEQUENCES. During the Exclusivity Period, MTX agrees to comply with the provisions of Sections 5.3-5.7 of this Agreement. In addition, both during and subsequent to the Exclusivity Period, MTX agrees not to (x) collaborate with a third party other than GI (including, without limitation, Affiliates of MTX) on gene sequences that are Confidential Information of GI or (y) supply a third party other than GI (including, without limitation, Affiliates of MTX) with

                        CONFIDENTIAL TREATMENT REQUESTED

products containing Probes for gene sequences that are Confidential Information of GI unless the other third party independently furnishes MTX with the gene sequences or the gene sequences become published or generally known to the public through no fault or omission on the part of MTX and its Affiliates. Anything to the contrary notwithstanding, MTX shall have the right, at any time, to collaborate with a third party other than GI (including, without limitation, Affiliates of MTX) on Additional Gene Sequences that are Confidential Information of GI where the third party independently furnishes MTX with the Additional Gene Sequences.

         5.3. USE OF PROBES. MTX shall have the right at all times to use the Probes in other projects and products, provided that the Probes are selected and developed independent of the Project and MTX complies with the provisions of Sections 5.2 and 5.4-5.7 of this Agreement.

         5.4.  GI EXCLUSIVITY ON COLLABORATIONS INVOLVING THE [     *     ]
FIELD. During the Exclusivity Period, MTX agrees not to enter into a collaboration with a third party other than GI (including, without limitation, Affiliates of MTX) for the purpose of developing and applying
MTX's DNA Chip Technology to Gene Expression Screening in the [     *     ]
Field unless all of the following conditions are met.

         (a) The other third party independently furnishes MTX with the gene sequences.

         (b)  The collaboration with the other third party involves gene
sequences accounting for [     *     ] or less of the

                        CONFIDENTIAL TREATMENT REQUESTED



gene sequences
furnished by GI to MTX for the [     *     ]Field pursuant to Section 2.2 of
this Agreement.

         (c)  The collaboration with the other third party involves Probes
accounting for [     *     ] or less of the Probes contained in the DNA
Chips developed for the [     *     ]Field.

         5.5.  GI EXCLUSIVITY ON COLLABORATIONS INVOLVING THE [     *     ].
During the Exclusivity Period, MTX agrees not to enter into a collaboration with a third party other than GI (including, without limitation, Affiliates of MTX) for the purpose of developing and applying MTX's DNA Chip Technology
to Gene Expression Screening involving the [     *     ] unless all of the
following conditions are met.

         (a) The other third party independently furnishes MTX with the gene sequences.

         (b)  The collaboration with the other third party involves a gene sequence that is not publicly available and has not been furnished or
identified by GI as part of the [     *     ] pursuant to Section 2.2 of this
Agreement.

         (c) MTX shall have used good faith efforts to effect a three-way collaboration among MTX, GI and the other third party involving the gene sequence prior to entering into the collaboration with the other third party.

         5.6 GI EXCLUSIVITY ON COLLABORATIONS INVOLVING THE GI NOVEL GENE DISCOVERY FIELD. During the Exclusivity Period, MTX agrees not to enter into a collaboration with a third party other than GI (including, without limitation, Affiliates of MTX) for the purpose

                        CONFIDENTIAL TREATMENT REQUESTED

of developing and applying MTX's DNA Chip Technology to Gene Expression Screening in the GI Novel Gene Discovery Field unless all of the following conditions are met.

         (a) The other third party independently furnishes MTX with the gene sequences.

         (b) The collaboration with the other third party involves a partial gene sequence that the other third party has identified as representative of a family of genes.

         (c)  MTX shall have identified such partial gene sequence to GI and
GI shall have been given a [     *     ] period (triggered by written
notification to GI from MTX of the identification of the GI partial gene sequence and the fact that it is representative of a family of genes) to identify specific genes encompassing such partial gene sequence.

         (d)  Any specific genes encompassing such partial gene sequence that
are identified by GI during such [     *     ] period are excluded from the
collaboration with the other third party.

         (e) To the extent that GI is unable to identify specific genes encompassing such partial gene sequence within such thirty (30)-day period, GI shall have been afforded an additional fifteen (15)-day period to make a proposal to MTX with respect to a collaboration to identify such genes and MTX shall have considered in good faith any such proposal prior to entering into the collaboration with the other third party.

                        CONFIDENTIAL TREATMENT REQUESTED

         5.7. LIMITATIONS ON PRODUCT SALES INVOLVING THE GENE FIELDS. During the Exclusivity Period, MTX agrees not to sell products (or any combination of products) that, despite whether or not such products are labelled for such purposes, could reasonably be anticipated to be used by third parties in a manner which would undermine the exclusivity provisions of Sections 5.4-5.6 of this Agreement, whether such products are developed by MTX and/or its Affiliates or by MTX and/or its Affiliates in collaboration with a third party other than GI.

         5.8. PROJECT REFUND AND PAYMENT ADJUSTMENT. In the event that MTX enters into a collaboration with a third party other than GI (including, without limitation, Affiliates of MTX) for the purpose of developing and applying MTX's DNA Chip Technology to Gene Expression Screening for any gene sequences or in any gene field (as permitted hereunder) prior to the expiration of the initial term of the Project, MTX shall refund to GI that percentage as is set forth below of all amounts previously paid by GI to MTX, as of such date, pursuant to Section 3.2 of this Agreement. Further, GI's future payment obligations under Section 3.2 of this Agreement shall be reduced by that percentage as is set forth below.

         Contract Year in Which        Percentage          Percentage
          Collaboration Occurs           Refund             Reduction
         ----------------------        ----------          ----------
                 1                    [     *     ]       [     *     ]
                 2                    [     *     ]       [     *     ]
                 3                    [     *     ]       [     *     ]


         5.9. BILATERAL COMMUNICATION. GI acknowledges that in order to effect the terms of Sections 5.4-5.6 of this Agreement, MTX may

                        CONFIDENTIAL TREATMENT REQUESTED

be required to inform a third party other than GI (including, without limitation, Affiliates of MTX) of its inability to collaborate on certain common gene sequences because of its contractual obligations to GI. MTX agrees that whenever it is required to make such a disclosure to another third party (including, without limitation, Affiliates of MTX), it shall make the most limited disclosure possible (i.e., it shall identify the common gene sequence but shall not furnish any information regarding the gene sequence itself and shall not identify GI as the other contractual party). Further, MTX agrees to inform GI of the fact that it has been approached by another third party (but not the identity of the third party) (including, without limitation, Affiliates of MTX) and agrees to identify to GI the common gene sequences involved (but not any information regarding the gene sequence itself).

                      ARTICLE VI.  BENCHMARKS AND ROYALTIES

         6.1  ROYALTIES TO GI.    Until such time as GI shall have been paid
an amount equal [     *     ] the difference between (a) the amount paid by
GI to MTX pursuant to Section 3.2 of this Agreement and (b) the amount, if any, refunded by MTX to GI pursuant to Section 5.8 of this Agreement, MTX
shall pay to GI earned royalties at a rate equal to [     *     ] on all Net
Sales by MTX, its Affiliates and Sublicensees of DNA Chip Products and Other DNA Chip Products which fall within the definition of DNA Chip Products or Other DNA Chip Products by virtue of involving (i) a Valid Claim under the Patent

                        CONFIDENTIAL TREATMENT REQUESTED

Rights constituting Joint Technology, (ii) Copyrights constituting Joint Technology and/or (iii) Know-How constituting Joint Technology. Notwithstanding the foregoing, royalties shall be paid on hybridization platforms and DNA chip readers solely if such products fall within the definition of DNA Chip Products or Other DNA Chip Products by virtue of involving a Valid Claim under the Patent Rights constituting Joint Technology. Subject to the foregoing limitations, royalties on DNA Chip Products and Other DNA Chip Products involving (i) a Valid Claim under the Patent Rights constituting Joint Technology shall be payable on a country-by-country basis with respect to Net Sales for any country where the DNA Chip Products or Other DNA Chip Products are distributed or sold in which there is a Valid Claim under Patent Rights constituting Joint Technology and
(ii) solely Copyrights constituting Joint Technology and/or Know-How constituting Joint Technology shall be payable on a country-by-country basis
for a period of [     *     ] after the first sale in each such country of
the relevant DNA Chip Product or Other DNA Chip Products. At the request of MTX, GI agrees to consider in good faith a reduction in the foregoing
[     *     ] earned royalty rate in exchange for a commensurate increase in the total amount of royalties to be paid GI pursuant to this Section 6.1 which is reflective of the time value of money.

                        CONFIDENTIAL TREATMENT REQUESTED

         6.2.  BENCHMARKS TO MTX FOR NOVEL HUMAN THERAPEUTIC COMPOUNDS.

         (a) GI shall pay to MTX the following benchmark payments for each Novel Human Therapeutic Compound.

               Benchmark                      Payment per Compound
               ---------                      --------------------

1.        [     *     ] in one of the             [     *     ]
          European Community, Japan or
          the United States

2.        [     *     ] in one of the             [     *     ]
          European Community, Japan or
          the United States

3.        Upon the first of CPMP approval         [     *     ]
          or recommendation for approval
          in the European Community,
          Japanese approval or FDA
          approval

Anything to the contrary notwithstanding, in the case of Novel Human Therapeutic Compounds discovered through the use of the DNA Chips developed for the Gene Fields, the foregoing benchmarks shall be payable solely with respect to novel genes and novel uses that are discovered during the Exclusivity Period. Anything to the contrary notwithstanding, in the case of Novel Human Therapeutic Compounds discovered through the use of a DNA Chip developed for the Additional Gene Sequences, the foregoing benchmarks shall be payable (i) solely with respect to novel genes and novel uses that are
discovered within [     *     ] of the delivery of the relevant DNA Chip to
GI and (ii) solely if, prior to the time of the discovery, MTX has not made, for comparable quantities and terms, the DNA Chips for the Additional Gene Sequences (if permitted hereunder) or Other DNA Chip Products generally available to third party commercial entities other than GI for the purpose of Gene

                        CONFIDENTIAL TREATMENT REQUESTED

Expression Screening in exchange for lower (or no) benchmark payments.
In the latter case, the lowest (or no) benchmark payments shall apply in lieu of those set forth in this Section 6.2.

         (b) Until such time as GI shall no longer have any information to report to MTX, GI shall provide MTX with written reports summarizing the status of its use of the DNA Chip Products for discovery research on an annual basis on or before February 15 of each calendar year. Such reports shall specify the number of potential Novel Human Therapeutic Compounds discovered by GI through such annual period and the development stage of such potential Novel Human Therapeutic Compounds at the end of such annual period.
 Anything to the contrary notwithstanding, the foregoing reports shall apply solely to those Novel Human Therapeutic Compounds subject to the benchmark payment obligations set forth in this Section 6.2 and/or the royalty payment obligations set forth in Section 6.3 of this Agreement.

         6.3.  ROYALTIES TO MTX FOR NOVEL HUMAN THERAPEUTIC COMPOUNDS.

         (a)  GI shall pay to MTX earned royalties at a rate equal to
[     *     ] on all Net Sales by GI, its Affiliates and Sublicensees of each
Novel Human Therapeutic Compound. Anything to the contrary notwithstanding, in the case of Novel Human Therapeutic Compounds that are discovered through the use of the DNA Chips developed for the Gene Fields, the foregoing earned royalties shall be payable solely with respect to novel genes and novel uses that are discovered during the Exclusivity Period. Anything to the contrary

                        CONFIDENTIAL TREATMENT REQUESTED

notwithstanding, in the case of Novel Human Therapeutic Compounds discovered through the use of a DNA Chip developed for the Additional Gene Sequences, the foregoing earned royalties shall be payable (i) solely with respect to
novel genes and novel uses that are discovered within [     *     ] of the
delivery of the relevant DNA Chip to GI and (ii) solely if, prior to the time of the discovery, MTX has not made, for comparable quantities and terms, the DNA Chips for the Additional Gene Sequences (if permitted hereunder) or Other DNA Chip Products generally available to third party commercial entities other than GI for the purpose of Gene Expression Screening in exchange for lower (or no) royalty payments. In the latter case, the lowest (or no) royalty payments shall apply in lieu of the royalties set forth in this
Section 6.3. Royalties on Novel Human Therapeutic Compounds involving a Valid Claim under the Gene Patent Rights shall be payable on a country-by-country basis with respect to Net Sales for any country where the Novel Human Therapeutic Compounds are distributed or sold in which there is a Valid Claim under the Gene Patent Rights. Royalties on Novel Human Therapeutic Compounds not involving a Valid Claim under the Gene Patent Rights shall be payable on a country-by-country basis for a period of
[     *     ] after the first sale in each country of the relevant Novel
Human Therapeutic Compound.

         (b) In the event that GI believes that it, or any of its designated Affiliates or Sublicensees, must make payments (including, without limitation, royalties, option fees or license

                        CONFIDENTIAL TREATMENT REQUESTED

fees) to one or more third parties to obtain a license or similar right in the absence of which the MTX Technology could not be legally used in connection with the research, development, use, manufacture, distribution and/or sale of Novel Human Therapeutic Compounds, it shall so notify MTX.
MTX shall then have the following two options up until the time GI reasonably anticipates that the first such Novel Human Therapeutic Compound will
[     *     ]or the equivalent thereof in any country.  First, MTX may permit
GI and its designated Affiliates and Sublicensees to make such payments and to deduct from royalties payable to MTX on Net Sales of such Novel Human
Therapeutic Compounds an amount equal to up to [     *     ] of such third
party payments, provided that the total royalties otherwise due to MTX on Net Sales of such Novel Human Therapeutic Compounds in any calendar year shall
not be reduced by more than [     *     ] as a result of such deduction.  To
the extent that such third party payments exceed the deduction permitted under this paragraph (b), GI shall be permitted to carry such amount forward to subsequent calendar years. The foregoing royalty deduction shall be calculated independent of the royalty deduction permitted under paragraph (c) below, provided that in no event shall the total royalties due to MTX on Net Sales of all Novel Human Therapeutic Compounds in any calendar year be
reduced by more than [     *     ] as a result of deductions taken under this
paragraph (b) and paragraph (c) below. Alternatively, MTX shall have the right to prohibit GI and its designated Affiliates and

                     CONFIDENTIAL TREATMENT REQUESTED


Sublicensees from making such payments, provided that MTX agrees to defend GI and its designated Affiliates and Sublicensees, their agents, directors, officers and employees, at MTX's cost and expense, and to indemnify and hold harmless GI and its designated Affiliates and Sublicensees and, their agents, directors, officers and employees, from and against any and all losses, costs, damages, fees or expenses arising out of or in connection with claims brought by the foregoing third parties relating to the failure of GI and/or its Affiliates and Sublicensees to make such payments to such third parties. In the event that MTX desires to defend, indemnify and hold harmless GI and its designated Affiliates and Sublicensees, MTX shall be required to furnish GI with reasonable evidence of its financial ability to absorb such liability exposure. If, at such time as GI shall reasonably anticipate that the first
such Novel Human Therapeutic Compound will [     *     ] or the equivalent in
any country, MTX shall not have reached a resolution with such third parties that is satisfactory to GI, GI shall have the right to make such payments and to take the foregoing deductions from royalties.

         (c) If GI, or its designated Affiliates or Sublicensees, must make payments (including, without limitation, royalties, option fees or license fees) to one or more third parties to obtain a license or similar right for any country where a Novel Human Therapeutic Compound is distributed or sold in which there is not a Valid Claim under the Gene Patent Rights in the absence of which GI or its designated Affiliates or Sublicensees could not legally

                    CONFIDENTIAL TREATMENT REQUESTED


develop, use, manufacture, distribute and/or sell such Novel Human Therapeutic Compound, GI shall have the right to deduct from royalties payable to MTX on Net Sales of all such Novel Human Therapeutic Compounds an
amount equal to up to [     *     ] of such third party payments, provided
that the total royalties otherwise due to MTX on Net Sales of all such Novel Human Therapeutic Compounds in any calendar year shall not be reduced by more
than [     *     ] as a result of such deduction.  To the extent that such
third party payments exceed the deduction permitted under this paragraph (c), GI shall be permitted to carry such amount forward to subsequent calendar years. The foregoing royalty deduction shall be calculated independent of the royalty deduction permitted under paragraph (b) above, provided that in no event shall the total royalties due to MTX on Net Sales of all Novel Human Therapeutic Compounds in any calendar year be reduced by more than
[     *     ] as a result of deductions taken under paragraph (b) above and this paragraph (c).

         6.4. REPORTS AND PAYMENT. Each Party shall deliver to the other Party within sixty (60) days after the end of each calendar quarter a written report showing its computation of royalties due under this Agreement upon Net Sales by such Party, its Affiliates and Sublicensees during such calendar quarter. All Net Sales shall be segmented in each such report according to sales by such Party, each Affiliate and each Sublicensee, as well as on a country-by-country basis, including the rates of exchange used to convert such royalties to United States Dollars from the currency in which such sales were made. For the purposes hereof, the rates of exchange to be used for converting royalties hereunder to United States Dollars shall be those published for the purchase of United States Dollars in the East Coast Edition of the WALL STREET JOURNAL for the last business day of the calendar quarter for which payment is due. Subject to the provisions of Sections 6.5 and 6.6 of this Agreement, simultaneously with the delivery of each such report, the paying Party shall tender payment in United States Dollars of all royalties shown to be due therein.

         6.5. FOREIGN ROYALTIES. Where royalties are due hereunder for sales of Products in a country where, by reason of currency regulations or taxes of any kind, it is impossible or illegal for such Party, any Affiliate or Sublicensee to transfer royalty payments to the other Party for Net Sales in that country, such royalties shall be deposited in whatever currency is allowable by the person or entity not able to make the transfer for the benefit or credit of the other Party in an accredited bank in that country that is reasonably acceptable to the other Party.

         6.6. TAXES. Any and all income or similar taxes imposed or levied on account of the receipt of royalties payable under this Agreement which are required to be withheld by a Party shall be paid by such Party, its Affiliates or Sublicensees on behalf of the other Party and shall be paid to the proper taxing authority. Proof of payment shall be secured and sent to the other Party by such Party, its Affiliates or Sublicensees as evidence of such payment in such form as required by the tax authorities having

                    CONFIDENTIAL TREATMENT REQUESTED


jurisdiction over such Party, its Affiliates or Sublicensees. Such taxes shall be deducted from the royalty that would otherwise be remittable by the Party, its Affiliates or Sublicensees.

         6.7. RECORDS. Each Party shall keep, and shall require all Affiliates and Sublicensees to keep, for a period of at least two years, full, true and accurate books of accounts and other records containing all information and data which may be necessary to ascertain and verify the royalties payable hereunder. During the term of this Agreement and for a period of two years following its termination, each Party shall have the right from time to time (not to exceed once during each calendar year) to inspect in confidence, or have an agent, accountant or other representative inspect in confidence, such books, records and supporting data.

                              ARTICLE VII.  SUPPLY

         7.1. SUPPLY OF DNA CHIP PRODUCTS. Until the fifth anniversary of the expiration of the term of the Project, MTX shall supply GI, its designated Affiliates and Sublicensees with one hundred percent (100%) of their requirements of DNA Chip Products. GI and its designated Affiliates
shall have the right to use the DNA Chip Products for [     *     ],
including [     *     ] carried out on behalf of third parties.  Further, GI
and its designated Affiliates and Sublicensees shall have the right to use
the DNA Chip Products for [     *     ].  Except for transfers

                    CONFIDENTIAL TREATMENT REQUESTED


contemplated by the foregoing sentence, GI shall have no right to resell the DNA Chip Products.

         7.2. SUPPLY PRICE FOR DNA CHIP PRODUCTS. Until such time as MTX is generally offering to third party commercial entities the right to purchase DNA Chip Products (if permitted hereunder) or Other DNA Chip Products for the purpose of Gene Expression Screening, the supply price to GI for its requirements of DNA Chip Products shall be as follows. In the event that MTX contracts for the manufacture of the DNA Chip Products, the price to GI shall
not exceed [     *     ].  In the event that MTX itself
manufactures the DNA Chip Products, the price to GI for DNA Chip Products
purchased shall not exceed [     *     ].  At such time as MTX is generally
offering to third party commercial entities the right to purchase DNA Chip Products (if permitted hereunder) or Other DNA Chip Products for the purpose of Gene Expression Screening, MTX shall supply GI with its requirements of DNA Chip Products at the lowest price charged for comparable quantities and terms by MTX to its other third party commercial end-users of DNA Chip Products (if permitted hereunder) or Other DNA Chip Products; provided, however, that the favored supply price provided for in this sentence shall not be available for purchases of DNA chip readers on behalf of GI's Affiliates that are not controlled by GI or on behalf of GI's Sublicensees.

         7.3. FORECASTS AND ADEQUATE SUPPLY OF DNA CHIP PRODUCTS. Commencing with the first full contract quarter subsequent to the

                    CONFIDENTIAL TREATMENT REQUESTED


delivery by MTX to GI of the first DNA chip reader, during the term of this Agreement, GI shall provide MTX with forecasts of its requirements of DNA
Chip Products at least [     *     ] prior to each contract quarter or at
such other intervals or upon such other advance notice as is determined by the Research Management Committee. Further, in order to ensure an adequate supply of DNA Chip Products to GI, GI shall have the right to contract with MTX for dedicated equipment and manpower as is necessary to meet GI's supply needs on terms mutually agreed upon by the Parties.

         7.4.  SUPPLY OF OTHER DNA CHIP PRODUCTS.  If, at any time prior to
the [     *     ] of the expiration of the term of the Project, MTX is
generally offering to third party commercial entities the right to purchase Other DNA Chip Products for the purpose of Gene Expression Screening and GI desires to purchase such Other DNA Chip Products for the purpose of Gene Expression Screening, MTX shall sell such Other DNA Chip Products to GI at the lowest price charged for comparable quantities and terms by MTX to its other third party commercial end-users of such Other DNA Chip Products.

         7.5. RECORDS. MTX shall keep true and accurate records to substantiate the supply price charged to GI pursuant to this Article VII. Upon request from GI, MTX shall permit GI or its authorized representative to inspect such records in confidence in order to verify the supply price charged to GI.

         ARTICLE VIII.  PATENT PROSECUTION AND INFRINGEMENT RIGHTS

         8.1.  RESPONSIBILITY FOR PATENTING OF TECHNOLOGY.

         (a) Except as otherwise provided in this Agreement, MTX shall have the right to seek or continue to seek or maintain patent protection on any MTX Technology, Joint Technology that does not encompass Gene Patent Rights and Chip Patent Rights in any country. If MTX elects not to seek or continue to seek or maintain patent protection on any such Joint Technology in any country, GI shall have the right, at its expense, to file, procure and maintain in such countries patents on such Joint Technology that does not encompass Chip Patent Rights. MTX agrees to advise GI of all decisions taken this paragraph in a timely manner in order to allow GI to protect its rights under this paragraph. Except as otherwise provided in this Agreement, GI shall have the right to seek or continue to seek or maintain patent protection on any GI Technology and Gene Patent Rights in any country. Each Party shall bear all costs incurred by it in exercising the foregoing rights.

         (b) Each Party shall provide the other Party with copies of all substantive communications from all patent offices regarding applications or patents on any Joint Technology promptly after the receipt thereof. Each Party shall provide the other Party with copies of all proposed substantive communications to such patent offices regarding applications or patents on any Joint Technology in sufficient time before the due date in order to enable the other Party an opportunity to comment on the content thereof.

         (c) Each Party shall make available to the other Party or its authorized attorneys, agents or representatives, such of its employees whom the other Party in its reasonable judgment deems necessary in order to assist it in obtaining patent protection for the Joint Technology. Each Party shall sign or use its best efforts to have signed all legal documents necessary to file and prosecute patent applications or to obtain or maintain patents at no cost to the other Party.

         8.2.  INFRINGEMENT.

         (a) Each Party shall promptly report in writing to the other Party during the term of this Agreement any (i) known infringement or suspected infringement of any of the Patent Rights, (ii) known infringement or suspected infringement of any of the Copyrights, or (iii) unauthorized use or misappropriation of Know-How or Confidential Information by a third party of which it becomes aware, and shall provide the other Party with all available evidence supporting said infringement, suspected infringement or unauthorized use or misappropriation.

         (b) Each Party shall have the right to initiate an infringement or other appropriate suit against any third party who at any time has infringed, or is suspected of infringing, any of such Party's solely owned Patent Rights or Copyrights or of using without proper authorization all or any portion of such Party's solely owned Know-How. Except as provided in paragraph (d) below, MTX shall have the first right to initiate an infringement or other appropriate suit against any third party who at any time has infringed, or is suspected of infringing, any of the Patent Rights constituting Joint Technology that does not encompass Gene Patent Rights or Copyrights constituting Joint Technology or of using without proper authorization all or any portion of the Know-How constituting Joint Technology. With respect to any suit involving such Joint Technology, MTX shall give GI sufficient advance notice of its intent to file said suit and the reasons therefor, and shall provide GI with an opportunity to make suggestions and comments regarding such suit. MTX shall keep GI promptly informed, and shall from time to time consult with GI regarding the status of any such suit and shall provide GI with copies of all documents filed in, and all written communications relating to, such suit. MTX shall have the right to initiate an infringement or other appropriate suit against any third party who at any time has infringed, or is suspected of infringing, any of the Chip Patent Rights and GI shall have the right to initiate an infringement or other appropriate suit against any third party who at any time has infringed, or is suspected of infringing, any of the Gene Patent Rights.

         (c) MTX shall have the sole and exclusive right to select counsel for any suit involving the Joint Technology that does not encompass Gene Patent Rights referred to in paragraph (b) above and shall, except as provided below, pay all expenses of the suit, including without limitation attorneys' fees and court costs. GI, in its sole discretion, may elect, within sixty (60) days after the commencement of such litigation, to contribute a fixed percentage

                    CONFIDENTIAL TREATMENT REQUESTED


of up to [     *     ] of the costs incurred by MTX in connection with such
litigation, including, without limitation, reimbursement of MTX's expenses hereunder. If it so elects, any damages, royalties, settlement fees or other consideration received by MTX or any of its Affiliates for past infringement or misappropriation as a result of such litigation shall be shared by the Parties pro-rata based on their respective sharing of the costs of such litigation. In the event that GI elects not to contribute to the costs of such litigation, MTX and/or its Affiliates shall be entitled to retain any damages, royalties, settlement fees or other consideration for past infringement or misappropriation resulting therefrom. If necessary or desirable, GI shall join as a party to the suit but shall be under no obligation to participate except to the extent that such participation is required as the result of being a named party to the suit. GI shall offer reasonable assistance to MTX in connection therewith at no charge to MTX except for reimbursement of reasonable out-of-pocket expenses, including salaries of GI's personnel, incurred in rendering such assistance. GI shall have the right to participate and be represented in any such suit by its own counsel at its own expense. If MTX requires GI to join in such suit and GI has not elected to contribute to the costs of such suit, MTX shall indemnify and defend GI against any claims or damages arising out of the initiation of such suits or any claims for injunctive relief against such third party infringers. MTX shall not settle any such

                        CONFIDENTIAL TREATMENT REQUESTED

suit involving rights of GI without obtaining the prior written consent of GI, which consent shall not be unreasonably withheld.

         (d)  In the event that MTX elects not to initiate an infringement or other appropriate suit involving the Joint Technology pursuant to paragraph
(b) above, MTX shall promptly advise GI of its intent not to initiate such suit, and GI shall have the right, at its expense, of initiating an infringement or other appropriate suit against any third party who at any time has infringed, or is suspected of infringing, any of the Patent Rights constituting Joint Technology that does not encompass Chip Patent Rights or Copyrights constituting Joint Technology or of using without proper authorization all or any portion of the Know-How constituting Joint Technology. In exercising its rights pursuant to this paragraph (d), GI shall have the sole and exclusive right to select counsel and shall, except as provided below, pay all expenses of the suit including without limitation attorneys' fees and court costs. MTX in its sole discretion, may elect, within sixty (60) days after the commencement of such
litigation, to contribute a fixed percentage of up to [     *     ] of the
costs incurred by GI in connection with such litigation, including, without limitation, reimbursement of GI's expenses hereunder. If it so elects, any damages, royalties, settlement fees or other consideration received by GI or any of its Affiliates for past infringement or misappropriation as a result of such litigation shall be shared by the Parties pro-rata based on their respective sharing of the costs of such litigation. In the event that MTX elects not to contribute to the costs of such litigation, GI and/or its Affiliates shall be entitled to retain any damages, royalties, settlement fees or other consideration for past infringement or misappropriation resulting therefrom. If necessary or desirable, MTX shall join as a party to the suit but shall be under no obligation to participate except to the extent that such participation is required as a result of being a named party to the suit. At GI's request, MTX shall offer reasonable assistance to GI in connection therewith at no charge to GI except for reimbursement of reasonable out-of-pocket expenses, including salaries of MTX's personnel, incurred in rendering such assistance. If GI requires MTX to join in such suit and MTX has not elected to contribute to the costs of such suit, GI shall indemnify and defend MTX against any claims or damages arising out of the initiation of such suits or any claims for injunctive relief against such third party infringers. MTX shall have the right to participate and be represented in any such suit by its own counsel at its own expense.

         8.3.  CLAIMED INFRINGEMENT.

         (a) In the event that a third party at any time provides written notice of a claim to, or brings an action, suit or proceeding against, either Party or any of their respective Affiliates or Sublicensees, claiming infringement of its patent rights or copyrights or unauthorized use or misappropriation of its know-how, based upon an assertion or claim arising out of the development, use, manufacture, distribution and/or sale of DNA Chip Products or Other DNA Chip Products, such Party shall promptly notify the other Party of the claim or the commencement of such action, suit or proceeding, enclosing a copy of the claim and/or all papers served. Each Party agrees to make available to the other Party its advice and counsel regarding the technical merits of any such claim at no cost to the other Party.

         (b) EXCEPT AS SET FORTH IN SECTION 6.3 OF THIS AGREEMENT, THE FOREGOING STATES THE ENTIRE RESPONSIBILITY OF THE PARTIES IN THE CASE OF ANY CLAIMED INFRINGEMENT OR VIOLATION OF ANY THIRD PARTY'S PATENT RIGHTS OR COPYRIGHTS OR UNAUTHORIZED USE OR MISAPPROPRIATION OF ANY THIRD PARTY'S KNOW-HOW.

                    ARTICLE IX.  CONFIDENTIAL INFORMATION

         9.1. TREATMENT OF CONFIDENTIAL INFORMATION. Each Party hereto shall maintain the Confidential Information of the other Party in confidence, and shall not disclose, divulge or otherwise communicate such Confidential Information to others, or use it for any purpose, except as permitted or contemplated by this Agreement or pursuant to, and in order to carry out, the terms and objectives of this Agreement, and hereby agrees to exercise every reasonable precaution to prevent and restrain the unauthorized disclosure of such Confidential Information by any of its directors, officers, employees, consultants, subcontractors, agents, Affiliates or Sublicensees.

         9.2. RELEASE FROM RESTRICTIONS. The provisions of Section 9.1 shall not apply to any Confidential Information disclosed hereunder which:

         (a) was known or used by the receiving Party or its Affiliates prior to its date of disclosure to the receiving Party, as evidenced by the prior written records of the receiving Party or its Affiliates; or

         (b) either before or after the date of the disclosure to the receiving Party is lawfully disclosed without restriction on disclosure to the receiving Party or its Affiliates by an independent, unaffiliated third party rightfully in possession of the Confidential Information; or

         (c) either before or after the date of the disclosure to the receiving Party becomes published or generally known to the public through no fault or omission on the part of the receiving Party or its Affiliates; or

         (d) is required to be disclosed by the receiving Party to comply with applicable laws, to defend or prosecute litigation or to comply with governmental regulations, provided that the receiving Party provides prior written notice of such disclosure to the other Party and takes reasonable and lawful actions to avoid and/or minimize the degree of such disclosure.

         9.3. PUBLICATIONS. The following restrictions shall apply with respect to the disclosure in scientific journals or publications by any Party or any of its Affiliates or any employee or consultant of any Party or any of its Affiliates of Confidential Information of the other Party relating to the
Project:

         (a) a Party (the "publishing Party") shall provide the other Party with an advance copy of any proposed publication (which may be in draft form) and such other Party shall have a reasonable opportunity to recommend any changes it reasonably believes are necessary to preserve patent rights, copyrights or know-how belonging in whole or in part to MTX or GI, and the incorporation of such recommended changes shall not be unreasonably refused; and

         (b)  if such other Party informs the publishing Party, within thirty
(30) days of receipt of an advance copy of a proposed publication, that such publication in its reasonable judgment could be expected to have a material adverse effect on any patent rights, copyrights or know-how belonging in whole or in part to MTX or GI, the publishing Party shall, to the extent permitted by its agreements with its employees and consultants, delay or prevent such publication as proposed. In the case of inventions, the delay shall be sufficiently long to permit the timely preparation and filing of a patent application(s) or application(s) for a certificate of invention on the information involved.

                             ARTICLE X.  TERMINATION

         10.1. TERM. Unless earlier terminated in accordance with the provisions of this Article X, this Agreement shall remain in effect until the later of (a) the expiration of the royalty payment obligations set forth in
Article VI of this Agreement or (b) the supply obligations set forth in
Article VII of this Agreement.

         10.2.  TERMINATION DUE TO LACK OF FEASIBILITY.

         (a) In the event that the Parties mutually determine that the Project is not feasible, this Agreement shall be terminated

                        CONFIDENTIAL TREATMENT REQUESTED

immediately.  In any such event, MTX shall return to GI the portion of the
[     *     ] advance provided for in Section 3.2 of this Agreement which would not otherwise have been paid to MTX were it not an advance and each Party shall retain ownership of its technology.

         (b) In the event that MTX determines that the Project is not feasible but GI disagrees, MTX shall have the right to terminate this Agreement on thirty (30) days prior written notice to GI. In any such event,
MTX shall return to GI the portion of the [     *     ] advance provided for
in Section 3.2 of this Agreement which would not otherwise have been paid to MTX were it not an advance and each Party shall retain ownership of its technology. Furthermore, in the event that, prior to the second anniversary of such termination, MTX shall desire to enter into a collaboration relating to the development and application of MTX's DNA Chip Technology to Gene Expression Screening with a third party other than GI (including, without limitation, Affiliates of MTX) possessing technology or know-how that would render the Project technologically feasible, MTX shall use good faith efforts to effect a three-way collaboration among MTX, GI and the other third party to complete the Project. In the event that MTX is unable to effect a three-way collaboration but enters into the collaboration with the other third party, MTX shall refund to GI that percentage as is set forth below of all amounts previously paid by GI to MTX pursuant to Section 3.2 of this Agreement.

                        CONFIDENTIAL TREATMENT REQUESTED


                         Contract Year
                           In Which                     Percentage
                      Termination Occurs                  Refund
                      ------------------                ----------

                              1                        [     *     ]
                              2                        [     *     ]
                              3                        [     *     ]

The foregoing refund shall not be paid if GI shall have previously received a refund pursuant to Section 5.8 of this Agreement.

         (c) In the event that GI determines that the Project is not feasible but MTX disagrees, GI shall have the right to terminate this Agreement on thirty (30) days prior written notice to MTX. In any such
event, MTX shall be entitled to retain the [     *     ] advance provided for
in Section 3.2 of this Agreement and each Party shall retain ownership of its technology.

         10.3. TERMINATION DUE TO LACK OF PROGRESS. In the event that Goals A and B set forth in SCHEDULE A are not achieved by the end of the first Contract Year, GI shall have the right to terminate this Agreement on thirty
(30) days prior written notice to MTX. In any such event, MTX shall return to GI the portion of the [ * ] advance provided for in Section 3.2 of this Agreement which would not have otherwise been paid to MTX were it not an advance and each Party shall retain ownership of its technology.

         10.4.  TERMINATION DUE TO AN IMPASSE.  In the event that the
Research Management Committee is unable to reach a decision by majority vote with respect to any matter and such inability continues for a period of sixty
(60) days after the date on which the matter is first submitted to the Research Management Committee, each Party shall have the right to refer the matter to the chief

                        CONFIDENTIAL TREATMENT REQUESTED

operating officers of MTX and GI for resolution. Except for an impasse relating to the feasibility of the Project (which shall be dealt with as specified in Section 10.2 of this Agreement), in the event of an impasse that
(a) occurs prior to a commercially useful stage of development of the Project and (b) cannot be resolved by the chief operating officers of MTX and GI within thirty (30) days after the date on which the matter is first referred to them, each of MTX and GI shall have the right to terminate this Agreement on thirty (30) days prior written notice to the other Party. In any such event, each Party shall retain ownership of its technology. In the event that MTX is the terminating Party, it shall return to GI that portion of the
[     *     ] advance provided for in Section 3.2 of this Agreement which would not otherwise have been paid to MTX were it not an advance. Furthermore, in the event that, prior to the second anniversary of such termination, MTX shall enter into a collaboration relating to the development and application of MTX's DNA Chip Technology to Gene Expression Screening with a third party other than GI (including, without limitation, Affiliates of MTX other than Affymax N.V., Affymax Technologies N.V. and Affymax Research Institute), MTX shall refund to GI that percentage as is set forth below of all amounts previously paid by GI to MTX pursuant to Section 3.2 of this Agreement.

                 Contract Year
                   In Which                 Percentage
               Termination Occurs             Refund
               ------------------           ----------

                      1                    [     *     ]
                      2                    [     *     ]
                      3                    [     *     ]

The foregoing refund shall not be paid if GI shall have previously received a refund pursuant to Section 5.8 of this Agreement. In the event of an impasse that (a) occurs subsequent to a commercially useful stage of development of the Project and (b) cannot be resolved by the chief operating officers of MTX and GI within thirty (30) days after the date on which the matter is first referred to them, each of MTX and GI shall have the right to terminate the continuing work being conducted pursuant to the Project but not this Agreement. In any such event, each Party shall retain ownership of its technology.

         10.5. TERMINATION OF AGREEMENT FOR BREACH. Each Party shall be entitled (but not required) to terminate this Agreement and the licenses granted hereunder to the other Party by written notice to the other Party in the event that the other Party shall be in default of any of its material obligations hereunder, and shall fail to remedy any such default within sixty (60) days after notice thereof by the non-breaching Party. Any such notice shall specifically state that the non-breaching Party intends to terminate this Agreement in the event that the breaching Party shall fail to remedy the default.

         10.6.  SURVIVAL OF OBLIGATIONS; RETURN OF CONFIDENTIAL
INFORMATION. Upon any termination of this Agreement, neither Party shall be relieved of any obligations incurred prior to such termination. Upon any termination of this Agreement pursuant to Sections 10.2, 10.3 or 10.4 of this Agreement, (a) the provisions of Sections 6.1, 6.4, 6.5, 6.6 and 6.7 of this Agreement shall

                        CONFIDENTIAL TREATMENT REQUESTED


survive with respect to any Joint Technology that may have reached a commercially useful stage of development except that any refund made in accordance with either Section 10.2 or 10.4 shall be included in the amount deducted pursuant to Section 6.1(b) of this Agreement and (b) the provisions of Sections 6.2, 6.3, 6.4, 6.5, 6.6, 6.7, 7.1 and 7.2 shall survive with respect to any DNA Chip Products that may have been developed in the Project.
 Upon any termination of this Agreement, the rights of GI to use the DNA Chip Products set forth in Section 7.1 of this Agreement shall survive with respect to those DNA Chip Products purchased by GI prior to such termination, subject to the continuing obligation to pay benchmarks and royalties to MTX pursuant to Sections 6.2, 6.3, 6.4, 6.5, 6.6 and 6.7 of this Agreement. Notwithstanding any termination of this Agreement, the obligations of the Parties under Article IX and Sections 6.3(b), 8.3 and 11.1, as well as under any other provisions which by their nature are intended to survive any such termination, shall survive and continue to be enforceable. Upon any termination of this Agreement, each Party shall promptly return to the other Party all written Confidential Information, and all copies thereof, of the other Party which is not covered by a license surviving such termination.

             ARTICLE XI.  INDEMNIFICATION AND LIABILITY LIMITATIONS

         11.1.  PRODUCT LIABILITY INDEMNIFICATION

         [     *     ]

                        CONFIDENTIAL TREATMENT REQUESTED


         [     *     ]

                        CONFIDENTIAL TREATMENT REQUESTED


         [     *     ]

         11.2.  LIABILITY.  [     *     ]

                               ARTICLE XII. EXPORT

         12.1. ACKNOWLEDGMENT. The Parties acknowledge that the export of technical data, materials or products is subject to the exporting Party receiving the necessary export licenses and that the Parties cannot be responsible for any delays attributable to export controls which are beyond the reasonable control of either Party. The Parties agree that regardless of any disclosure made by the Party receiving an export of an ultimate destination of any technical data, materials or products, the receiving Party will not reexport either directly or indirectly, any technical data, material or products without first obtaining the applicable validated or general license from the United States Department of Commerce, United States Food and Drug Administration and/or any other agency or department of the United States Government, as required. The receiving Party shall provide the exporting Party with any information, materials, certifications or other documents which may be reasonably required in connection with such exports under the Export Administration Act of 1979, as amended, its rules and regulations, the Federal Food, Drug and Cosmetic Act and other applicable export laws.

         12.2. WRITTEN ASSURANCE. Without limitation of the foregoing, and in support of maintaining a general license for the export of technical data under this Agreement, a Party receiving an export agrees to not knowingly export or reexport any technical data or materials furnished to such Party under this Agreement, any part thereof or any direct product thereof, directly or indirectly, without first obtaining permission to do so from the United States Department of Commerce, the United States Food and Drug Administration and/or other appropriate United States governmental agencies, into Afghanistan, the People's Republic of China, South Africa, Namibia or any of those countries listed from time to time in supplements to Part 370 to Title 15 of the Code of Federal Regulations in Country Groups Q, S, Y or Z, which, as of the date of this Agreement, are as follows: Group Q (Romania), Group S (Libya), Group Y (Albania, Armenia, Azerbijan, Belarus, Bulgaria, Cambodia, Estonia, Georgia, Kazakhstan, Kyrgyzstan, Laos, Latvia, Lithuania, Mongolia, Russia, Tajikistan, Turkmenistan, Ukraine, Uzbekistan and Vietnam) and Group Z (Cuba and North Korea).

                          ARTICLE XIII.  MISCELLANEOUS

         13.1. REPRESENTATIONS AND WARRANTIES OF MTX. MTX represents and warrants to GI that (1) it has the full right and authority to enter into and perform this Agreement, (2) it has the right or has obtained the necessary consents, waivers, approvals or other authorizations to make the assignments provided for in Section 4.1 of this Agreement and to grant the licenses and rights set forth in Sections 4.2, 7.1, 8.1 and 8.2 of this Agreement and (3) it has obtained from Affymax N.V. and its affiliated entities (the "Affymax Entities") any and all consents, waivers, approvals or other authorizations necessary to enter into and perform this Agreement without violating the terms of its agreements with the Affymax Entities. MTX hereby agrees to indemnify, defend, protect and hold harmless GI and its Affiliates and Sublicensees against any and all losses, costs, damages, expenses, fees and/or liabilities directly or indirectly resulting from any claims, lawsuits and/or judgments ("Claims") to the extent that such Claims are based on allegations predicated on the foregoing representations and warranties being false.

         13.2. PUBLICITY. Neither Party, nor any of its Affiliates, shall originate any publicity, news release or other public announcement, written or oral, relating to this Agreement or the existence of an arrangement between the Parties, without the prior written approval of the other Party, which approval shall not be unreasonably withheld, except as otherwise required by law.

         13.3. ASSIGNMENT. Except as otherwise provided in this Agreement, neither this Agreement nor any of the rights or obligations hereunder may be assigned by either Party without the prior written consent of the other Party, except to a party who acquires all or substantially all of the business of the assigning Party by merger, sale of assets or otherwise.

         13.4. GOVERNING LAW. This Agreement shall be governed by and interpreted in accordance with the laws of the Commonwealth of Massachusetts.

         13.5. FORCE MAJEURE. In the event that either Party is prevented from performing or is unable to perform any of its obligations under this Agreement due to any act of God; fire; casualty; flood; war; strike; lockout; failure of public utilities; injunction or any act, exercise, assertion or requirement of governmental authority; epidemic; destruction of production facilities; riots; insurrection; inability to procure or use materials, labor, equipment, transportation or energy; or any other cause beyond the reasonable control of the Party invoking this Section 13.5 if such Party shall have used its best efforts to avoid such occurrence, such Party shall give notice to the other Party in writing promptly, and thereupon the affected Party's performance shall be excused and the time for performance shall be extended for the period of delay or inability to perform due to such occurrence.

         13.6. WAIVER. The waiver by either Party of a breach or a default of any provision of this Agreement by the other Party shall not be construed as a waiver of any succeeding breach of the same or any other provision, nor shall any delay or omission on the part of either Party to exercise or avail itself of any right, power or privilege that it has or may have hereunder operate as a waiver of any right, power or privilege by such Party.

         13.7. NOTICES. Any notice or other communication in connection with this Agreement must be in writing and if by mail, by certified mail, return receipt requested, and shall be effective when delivered to the addressee at the address listed below or such other address as the addressee shall have specified in a notice actually received by the addressor.

                If to MTX:

                             Affymetrix, Inc.
                             3380 Central Expressway
                             Santa Clara, California 95051
                             Attention:  President

                If to GI:

                             Genetics Institute, Inc.
                             87 CambridgePark Drive
                             Cambridge, Massachusetts 02140
                             Attention:  President


        13.8. NO AGENCY. Nothing herein shall be deemed to constitute either Party as the agent or representative of the other Party, or both Parties as joint venturers or partners for any purpose. Each Party shall be an independent contractor, not an employee or partner of the other Party, and the manner in which a Party renders its services under this Agreement shall be within such Party's sole discretion. Neither Party shall be responsible for the acts or omissions of the other Party, and neither Party will have authority to speak for, represent or obligate the other Party in any way without prior written authority from the other Party.

        13.9. ENTIRE AGREEMENT. This Agreement and the Schedules hereto (which Schedules are deemed to be a part of this Agreement for all purposes) contain the full understanding of the Parties with respect to the subject matter hereof and supersede all prior understandings and writings relating thereto. No waiver, alteration or modification of any of the provisions hereof shall be binding unless made in writing and signed by the Parties by their respective officers thereunto duly authorized.

        13.10. HEADINGS. The headings contained in this Agreement are for convenience of reference only and shall not be considered in construing this Agreement.

        13.11. SEVERABILITY. In the event that any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable because it is invalid or in conflict with any law of any relevant jurisdiction, the validity of the remaining provisions shall not be affected, and the rights and obligations of the Parties shall be construed and enforced as if the Agreement did not contain the particular provisions held to be unenforceable.

        13.12. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their successors and permitted assigns.

        13.13. THIRD PARTIES. None of the provisions of this Agreement shall be for the benefit of or enforceable by any third party.

        13.14. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

        IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as a sealed instrument in their names by their properly and duly authorized officers or representatives as of the date first above written.

                                             AFFYMETRIX, INC.



                                             By: /s/ Stephen P. A. Fodor
                                                ------------------------
                                                Stephen P. A. Fodor,
                                                President and Chief
                                                Technical Officer



                                             By: /s/ David B. Singer
                                                ------------------------
                                                David B. Singer,
                                                President and Chief Executive
                                                Officer



                                             GENETICS INSTITUTE, INC.



                                             By: /s/
                                                ------------------------
                                                Vice President, Corporate
                                                Development

                        CONFIDENTIAL TREATMENT REQUESTED


                                   SCHEDULE A

GOALS FOR YEAR 01 OF THE COLLABORATION:

[     *     ]

WORKPLAN FOR YEAR 01 OF THE COLLABORATION:

[     *     ]

WORKPLAN YEAR 01:

[     *     ]

                    CONFIDENTIAL TREATMENT REQUESTED


[     *     ]

                    CONFIDENTIAL TREATMENT REQUESTED


[     *     ]

                    CONFIDENTIAL TREATMENT REQUESTED


[     *     ]

MILESTONES (These are to be completed during the course of the entire collaboration)

[     *     ]


MILESTONE:                                                  PERFORMANCE BONUS

1. TECHNICAL ACHIEVEMENTS:

[     *     ]

                    CONFIDENTIAL TREATMENT REQUESTED


[     *     ]

                    CONFIDENTIAL TREATMENT REQUESTED


                                   SCHEDULE B

                                  [     *     ]

     Members of the [     *     ] are those containing the following
[     *     ] which reflects the [     *     ]:

     [     *     ]

                    CONFIDENTIAL TREATMENT REQUESTED


                                   SCHEDULE C

                            CONTRACT YEAR L BUDGET


GI Funding of [     *     ] FTEs                               $[     *     ]
GI Capital Equipment Funding                                   $[     *     ]
                                                                -------------

                                               TOTAL           $[     *     ]